Exhibit 99.1

Contacts:
Judith Wilkinson / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

MORGANS HOTEL GROUP CO. REPORTS
THIRD QUARTER 2006 RESULTS

-Strong RevPAR Growth-
-Significant EBITDA and Margin Growth-

NEW YORK, NY — November 7, 2006 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today reported financial results for the third quarter 2006.

For the third quarter 2006, revenue per available room (RevPAR) for system-wide comparable hotels (excluding hotels under renovation) increased by 14.4% from the third quarter 2005.  The increase was driven by growth in both average daily rate (ADR) and occupancy.  ADR rose by 8.1% to $293.22 and occupancy grew by 5.9% to 81.6% for the third quarter.  Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased by 7.2% to $18.0 million from the prior year period.  Excluding the results of the Delano and the Mondrian Scottsdale, both of which were under renovation during the quarter, Adjusted EBITDA rose by 16.5%.

“Our strong third quarter operating results reflect the continued strength of our markets and our brands,” said Ed Scheetz, President and Chief Executive Officer.  “We generated double digit RevPAR growth for our comparable hotels with increases in both ADR and occupancy, and improved our hotel operating margins by 150 basis points.  We continue to be pleased with the performance of our individual properties and expect that our solid operating results will continue given the strength of our core business.”

“Through our recent debt refinancing, we have achieved greater financial flexibility and have established a strong financial platform to support our growth plan.  We continue to be optimistic about our growth prospects, which include the launch of the rebranded Mondrian Scottsdale and the closing of the Hard Rock transaction, both expected to occur by early next year, the expansion of Delano and Mondrian South Beach, both projected to open in 2008, and the opening of the Delano and Mondrian in Las Vegas which are planned for 2010.  Additionally, we expect to have the majority of the Delano’s rooms completely renovated by the start of this upcoming winter season and are planning renovations of other existing hotels.”

 “We continue to be excited by the Hard Rock Hotel & Casino acquisition.  As we have consistently said, the Hard Rock is a great strategic fit for us and we are pleased to have an immediate presence in one of the largest and fastest growing hotel markets in the world.

Importantly, today we are announcing that we entered into a definitive agreement with DLJ Merchant Banking Partners, under which DLJMB has agreed to invest up to $250 million in total equity in connection with the acquisition of the Hard Rock and related assets.  Entering into an agreement with an equity partner has been a top priority for us in anticipation of our closing this transaction, and we are extremely pleased to have reached this agreement.  We have also finalized a definitive lease agreement with Golden Gaming to be our casino operator.  Upon closing, we will rapidly move to integrate the Hard Rock into our portfolio of brands and properties.”

Third Quarter Operating Results

RevPAR for system-wide comparable hotels (excluding hotels under renovation) was $239.27, an increase of 14.4% (13.4% using constant dollars) for the third quarter 2006, driven by both ADR and occupancy growth.  All of the Company’s hotels achieved higher ADR; the Company’s London and New York hotels also generated higher occupancies. The increase in RevPAR was driven by strong performances by the Company’s London, New York and San Francisco hotels.  RevPAR at MHG’s two London hotels increased by 37.8% (31.3% using constant dollars) reflecting strong demand and low supply growth. In addition, the comparison to the 2005 third quarter is affected by the terrorist bombings in July 2005 and a terrorist warning in August 2006.  RevPAR for the Company’s New York hotels rose by 11.7% reflecting strong corporate and leisure demand and low supply.  The Clift in San Francisco benefited from citywide conventions to post an 8.6% RevPAR increase.  Operating margins at system-wide comparable hotels increased by 150 basis points as compared to the third quarter 2005, reflecting the strong increases in RevPAR and ADR.

The Company recorded a net loss of $0.7 million for the third quarter of 2006, compared to a net loss of $6.6 million in the third quarter of 2005.  Interest expense decreased by $2.7 million for the third quarter 2006 reflecting the Company’s reduced leverage since its initial public offering in February 2006.

Balance Sheet and Financing

As of September 30, 2006, adjusted debt was $576.4 million.  Cash and cash equivalents were $30.0 million, and cash reserves were $32.2 million.  The Company also has $50.0 million in escrow for the purchase of the Hard Rock Hotel & Casino, which represents approximately one-third of the equity requirement of the acquisition, and $11.5 million in deferred fees for a financing commitment on a $700.0 million credit facility to fund the acquisition.  The Company’s weighted average debt maturity is six years and its weighted average interest rate was 6.1%.  The Company has no outstanding borrowings under its revolving credit facility.  On October 6, 2006, the Company refinanced the majority of its mortgage debt and its term loan with $370.0 million of new mortgage debt and increased its borrowing capacity by $100.0 million to $225.0 million under a new revolving credit facility.  With this action, the Company has increased its financial flexibility, lowered its debt costs, and reduced its encumbered assets.

On August 4, 2006, a newly established trust subsidiary of the Company issued $50.0 million of trust preferred securities in a private placement.  The securities have a 30 year maturity and are redeemable by the Company after five years at par.  The securities bear interest at a fixed rate of 8.68% until October 2016 and thereafter will bear interest at a floating rate based on LIBOR plus

3.25%. MHG used the majority of the proceeds to fund the Mondrian South Beach acquisition and to repay the outstanding balance under the Company’s revolving credit facility.

The Company’s strong cash flow and existing cash and cash reserves should be sufficient to fund its working capital needs and renovation plans.  MHG intends to finance future acquisitions with equity partners and non-recourse mortgage debt.  Furthermore, the Company plans to fund its equity component in new acquisitions with cash flow from operations, proceeds from the Company’s recent issuance of trust preferred securities and borrowings under its revolving credit line. Consistent with the Company’s capital investment strategy, MHG may consider accessing the significant equity in its existing hotels to finance further growth.

Development Activity

In August 2006, the Company entered into a 50/50 joint venture agreement with an affiliate of Hudson Capital, a leading condominium company that develops landmark high-rise residences, to purchase and renovate an apartment building on Biscayne Bay in South Beach, Miami, into a hotel to be operated under MHG’s Mondrian brand.  The new luxury hotel is the fourth announced Mondrian, including Los Angeles, Scottsdale, and a property under development in Las Vegas, and will be operated by MHG under a long-term incentive management contract.  Under the terms of the agreement, the joint venture acquired the existing building and land for a gross purchase price of $110.0 million and expects to spend approximately $60.0 million on renovations.  The joint venture required an initial equity investment of $15.0 million from each of MHG and Hudson Capital and will receive financing of $124.0 million at a rate of LIBOR plus 300 basis points.

In May 2006, the Company entered into an agreement to acquire the Hard Rock Hotel & Casino in Las Vegas, an adjacent 23 acre land parcel and the rights to use the Hard Rock name in certain locations for $770.0 million.  The transaction is subject to applicable regulatory approvals and other conditions and is expected to close by early next year.  Separately, the Company is announcing that it has entered into a definitive agreement with DLJ Merchant Banking Partners, under which DLJMB has agreed to invest up to $250 million in total equity in connection with the acquisition of the Hard Rock and related assets.  Closing of the joint venture with DLJMB is subject to various conditions including obtaining necessary gaming approvals and financing, and is further subject to certain termination rights including if adequate financing is not arranged on terms that are acceptable to DLJMB.

On November 6, 2006, the Company executed a definitive lease agreement with an affiliate of Golden Gaming, Inc., a major gaming enterprise in Nevada whose principals have extensive experience in casino management.  The Golden Gaming affiliate will operate the casino pursuant to the terms of the lease.  The lease has a term of up to two years and will commence immediately upon the closing of the Hard Rock acquisition.  The commencement of the lease is subject to customary conditions, including obtaining necessary gaming approvals.

Guidance For 2006

The statements below represent the Company’s outlook for its business for the fiscal year ending December 31, 2006.  The guidance is based upon the Company’s expectations for continued

improvement in the U.S. economy, moderate supply growth, further rate improvement in the luxury lodging and consumer service sectors, and planned expense increases.

The Company expects its comparable hotel results to be consistent with its previously issued guidance. For the Mondrian Scottsdale, which is a new hotel in 2006 and not considered a comparable hotel, the Company expects EBITDA to be below its prior forecast as it has elected to temporarily close the majority of the hotel’s food and beverage operations in order to facilitate the renovation and minimize disruption to guests.  As a result of the temporary impact from Scottsdale, the Company expects to achieve the lower end of its previously announced range of guidance for the year.  MHG plans to be operating the Mondrian Scottsdale at full capacity beginning in January 2007.

2006 Guidance:
RevPAR Growth:	8.0% to 10.0%
Total Revenues:	$280 million to $290 million
Adjusted EBITDA:	$85 million to $90 million

Adjusted EBITDA for 2006 excludes non-cash stock compensation expense which is estimated to be approximately $7.5 million in 2006.

The Company anticipates renovation spending at the Delano and Mondrian Scottsdale to be approximately $15.0 to $17.0 million and maintenance capital expenditures to be approximately $10.0 to $12.0 million in 2006.  All of these expenditures will be funded from existing cash and cash reserves, and so will not affect the Company’s free cash flow.

Conference Call

The Company will host a conference call to discuss the third quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing 800-811-8830 or 913-981-4904 for international callers.  A replay of the call will be available two hours after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 7759497.  The replay will be available from November 7, 2006 through November 14, 2006.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; risks related to natural disasters, such as earthquakes and hurricanes; the completion of transactions, including the Hard Rock Hotel & Casino acquisition, the joint venture with DLJ Merchant Banking Partners, and the obtaining of all required financing in connection with such transactions, and the integration of properties with our existing business; the seasonal nature of the hospitality business; changes in the tastes of our customers; increases in real property tax rates; increases in interest rates and operating costs; general volatility of the capital markets and our ability to access the capital markets; and changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in Morgans Hotel Group Co.’s Annual Report on Form 10-K and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

About Morgans Hotel Group

Morgans Hotel Group Co. (Nasdaq: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, owns and operates Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London.  MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities in the United States, Europe, South America, Asia and around the world. For more information, please visit www.morganshotelgroup.com.

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Income Statement

	3rd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change
Revenues :
Rooms	40,082	36,567	10%	119,952	110,854	8%
Food & beverage	21,333	20,539		66,167	64,037
Other hotel	2,540	2,796		8,781	8,558
Total hotel revenues	63,955	59,902	7%	194,900	183,449	6%
Management fees	1,974	1,977		6,345	6,798
Total revenues	65,929	61,879	7%	201,245	190,247	6%
Operating Costs and Expenses :
Rooms	10,909	9,948		31,544	29,368
Food & beverage	14,800	13,034		42,994	40,271
Other departmental	926	1,029		3,100	3,018
Hotel, selling, general and administrative	13,824	12,744		40,578	38,096
Property taxes, insurance and other	3,852	3,444		11,700	9,525
Total hotel operating expenses	44,311	40,199	10%	129,916	120,278	8%
Corporate expenses :
Stock based compensation	2,134			5,294
Other	4,587	4,122		13,938	12,378
Depreciation	4,563	6,749		15,323	20,295
Total operating costs and expenses	55,595	51,070	9%	164,471	152,951	8%
Operating income	10,334	10,809	-4%	36,774	37,296	-1%
Interest expense, net	12,584	15,301		35,537	59,458
Equity in loss (income) of unconsolidated joint ventures	(1,621)	1,527		(1,493)	4,569
Minority interest in joint ventures	594	822		3,179	3,138
Other non-operating (income) loss	299	(432)		653	(1,298)
Pre tax income (loss)	(1,522)	(6,409)	76%	(1,102)	(28,571)	96%
Income tax expense	(760)	172		12,064	574
Net gain (loss) before minority interest	(762)	(6,581)	88%	(13,166)	(29,145)	55%
Minority interest	(59)			(303)	0
Net loss	(703)	(6,581)		(12,863)	(29,145)
Shares Outstanding	33,500			33,500
Income (loss) per share (1)	(0.02)			(0.27)

(1)    Loss per share represents the loss for Morgan’s Hotel Group Co. from February 17, 2006, the date of the IPO, over the number of shares outstanding

Hotel Operating Statistics

	(In Actual Dollars)			(In Actual Dollars)			(In Constant Dollars, if different)			(In Constant Dollars, if different)
	3rd Qtr		%	Year to date		%	3rd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change	2006	2005	Change	2006	2005	Change
Morgans
Occupancy	83.1%	81.2%	2.3%	83.7%	84.0%	-0.4%
ADR	298.14	282.62	5.5%	291.59	271.93	7.2%
Revpar	247.75	229.49	8.0%	244.06	228.42	6.8%
Royalton
Occupancy	86.3%	83.4%	3.5%	86.4%	87.0%	-0.7%
ADR	319.40	299.58	6.6%	316.62	289.20	9.5%
Revpar	275.64	249.85	10.3%	273.56	251.60	8.7%
Hudson
Occupancy	91.5%	85.0%	7.6%	85.7%	85.8%	-0.1%
ADR	248.18	237.11	4.7%	244.76	224.71	8.9%
Revpar	227.08	201.54	12.7%	209.76	192.80	8.8%
Mondrian LA
Occupancy	82.8%	83.0%	-0.2%	81.7%	82.2%	-0.6%
ADR	307.27	302.20	1.7%	316.68	301.59	5.0%
Revpar	254.42	250.83	1.4%	258.73	247.91	4.4%
Clift
Occupancy	79.8%	79.2%	0.8%	70.9%	71.1%	-0.3%
ADR	235.16	218.16	7.8%	234.88	214.80	9.3%
Revpar	187.66	172.78	8.6%	166.53	152.72	9.0%
Total Owned - Comparable
Occupancy	86.7%	83.1%	4.3%	81.9%	82.1%	-0.2%
ADR	263.84	251.65	4.8%	263.81	243.79	8.2%
Revpar	228.75	209.12	9.4%	216.06	200.15	7.9%
St. Martins Lane
Occupancy	77.3%	68.1%	13.5%	77.6%	71.3%	8.8%	77.3%	68.1%	13.5%	77.6%	71.3%	8.8%
ADR	415.96	348.61	19.3%	380.90	359.89	5.8%	403.43	354.93	13.7%	380.90	354.75	7.4%
Revpar	321.54	237.40	35.4%	295.58	256.60	15.2%	311.85	241.71	29.0%	295.58	252.94	16.9%
Sanderson
Occupancy	79.3%	66.5%	19.2%	77.7%	67.5%	15.1%	79.3%	66.5%	19.2%	77.7%	67.5%	15.1%
ADR	507.38	430.44	17.9%	458.81	437.72	4.8%	492.10	438.25	12.3%	458.81	431.47	6.3%
Revpar	402.35	286.24	40.6%	356.50	295.46	20.7%	390.24	291.44	33.9%	356.50	291.24	22.4%
Shore Club
Occupancy	57.6%	55.2%	4.3%	66.7%	67.4%	-1.0%
ADR	282.71	277.00	2.1%	360.74	343.18	5.1%
Revpar	162.84	152.90	6.5%	240.61	231.30	4.0%
Total Joint Venture - Comparable
Occupancy	68.6%	61.7%	11.2%	72.6%	68.6%	5.8%	68.6%	61.7%	11.2%	72.6%	68.6%	5.8%
ADR	387.96	338.87	14.5%	391.23	369.60	5.9%	379.60	342.93	10.7%	391.23	366.56	6.7%
Revpar	266.14	209.08	27.3%	284.03	253.55	12.0%	260.41	211.59	23.1%	284.03	251.46	13.0%
System-wide Comparable
Occupancy	81.6%	77.0%	5.9%	79.3%	78.3%	1.2%	81.6%	77.0%	6.0%	79.3%	78.3%	1.2%
ADR	293.22	271.35	8.1%	296.64	274.90	7.9%	291.24	272.27	7.0%	296.64	274.15	8.2%
Revpar	239.27	209.07	14.4%	235.12	215.25	9.2%	237.65	209.51	13.4%	235.12	214.66	9.5%
Delano
Occupancy	54.1%	64.5%	-16.1%	71.1%	74.6%	-4.7%
ADR	367.76	363.47	1.2%	490.15	474.76	3.2%
Revpar	198.96	234.44	-15.1%	348.50	354.17	-1.6%
Mondrian Scottsdale
Occupancy	42.7%	0.0%		46.1%
ADR	137.81	—		150.11
Revpar	58.84	—		69.20
Total Owned
Occupancy	79.6%	81.1%	-1.8%	78.9%	81.3%	-3.0%
ADR	264.19	260.83	1.3%	280.16	265.73	5.4%
Revpar	210.30	211.53	-0.6%	221.05	216.04	2.3%
Total Company
Occupancy	76.9%	76.1%	1.1%	77.3%	78.0%	-0.9%	76.9%	76.1%	1.1%	77.3%	78.0%	-0.9%
ADR	290.88	277.32	4.9%	306.17	289.53	5.7%	289.08	278.18	3.9%	306.17	288.84	6.0%
Revpar	223.69	211.04	6.0%	236.67	225.83	4.8%	222.30	211.69	5.0%	236.67	225.30	5.0%

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

We disclose Adjusted EBITDA because we believe it provides a meaningful comparison to our EBITDA as it excludes other non-operating (income) expenses that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a fee simple ownership interest.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for, our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss) and operating income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

	3rd Qtr		Year to date
	2006	2005	2006	2005
Net income (loss)	(762)	(6,581)	(13,166)	(29,145)
Interest expense, net	12,584	15,301	35,537	59,458
Income tax expense	(760)	172	12,064	574
Depreciation and amortization expense	4,563	6,749	15,323	20,295
Proportionate share of interest expense
from unconsolidated joint ventures	516	2,245	3,813	6,478
Proportionate share of depreciation expense
from unconsolidated joint ventures	1,157	1,291	3,598	4,785
Proportionate share of depreciation expense
of consolidated joint ventures	(115)	(123)	(369)	(367)
EBITDA	17,183	19,054	56,800	62,078
Add : Other non-operating (income) loss	299	(432)	653	(1,298)
Less : Clift	(1,647)	(1,854)	(3,887)	(3,819)
Add : Stock based compensation	2,134	—	5,294	—
Adjusted EBITDA	17,969	16,768	58,860	56,961

Reconciliation of Operating Income to Adjusted EBITDA

	3rd Qtr		Year to date
	2006	2005	2006	2005
Operating Income	10,334	10,809	36,774	37,296
Depreciation	4,563	6,749	15,323	20,295
EBITDA from joint ventures	3,294	2,008	8,904	6,694
Minority interest	(709)	(944)	(3,548)	(3,505)
Other non-operating income (loss)	(299)	432	(653)	1,298
EBITDA	17,183	19,054	56,800	62,078
Add : Other non-operating (income) loss	299	(432)	653	(1,298)
Less : Clift	(1,647)	(1,854)	(3,887)	(3,819)
Add : Stock based compensation	2,134	0	5,294	0
Adjusted EBITDA	17,969	16,768	58,860	56,961

Room Revenue Analysis

	3rd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change
Morgans	2,577	2,385	8%	7,532	7,045	7%
Royalton	4,286	3,886	10%	12,624	11,607	9%
Hudson	16,818	14,873	13%	46,082	42,220	9%
Mondrian LA	5,544	5,469	1%	16,748	16,046	4%
Clift	6,266	5,770	9%	16,509	15,125	9%
Total Owned Comparable	35,491	32,383	10%	99,495	92,043	8%
Delano	3,550	4,184	-15%	18,452	18,811	-2%
Mondrian Scottsdale	1,040	0		2,005	—
Total Owned	40,081	36,567	10%	119,952	110,854	8%

Hotel Revenue Analysis

	3rd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change
Morgans	5,243	5,105	3%	15,686	15,389	2%
Royalton	5,566	5,006	11%	16,623	15,350	8%
Hudson	21,689	19,637	10%	60,098	56,173	7%
Mondrian LA	11,718	11,582	1%	33,906	33,129	2%
Clift	9,953	9,254	8%	27,373	25,394	8%
Total Owned Comparable	54,169	50,584	7%	153,686	145,435	6%
Delano	7,986	9,317	-14%	37,628	38,014	-1%
Mondrian Scottsdale	1,831	—		3,618	—
Total Owned	63,986	59,901	7%	194,932	183,449	6%

EBITDA Analysis

	3rd Qtr		%	Year to date		%
	2006	2005	Change	2006	2005	Change
Morgans	1,107	1,013	9%	3,317	3,130	6%
Royalton	1,561	1,210	29%	4,395	4,113	7%
Hudson	9,332	8,200	14%	24,529	22,626	8%
Mondrian	4,519	4,472	1%	13,024	12,551	4%
Clift	1,647	1,854	-11%	3,887	3,819	2%
Total Owned Comparable	18,166	16,749	8%	49,152	46,239	6%
St Martins Lane	1,803	1,070	69%	4,903	3,735	31%
Sanderson	1,442	878	64%	3,441	2,365	45%
Shore Club	49	60	-18%	560	594	-6%
Total Joint Venture	3,294	2,008	64%	8,904	6,694	33%
Total Comparable Hotels	21,460	18,757	14%	58,056	52,933	10%
Delano	1,329	2,010	-34%	13,173	13,427	-2%
Mondrian Scottsdale	(560)	0		(889)	0
Hotels Under Renovation	769	2,010		12,284	13,427
Management Fees	1,974	1,977	0%	6,345	6,798	-7%
Corporate Expenses	(6,721)	(4,122)	63%	(19,232)	(12,378)	55%
Other non-operating (income) loss	(299)	432	-169%	(653)	1,298	-150%
EBITDA	17,183	19,054	-10%	56,800	62,078	-9%
Add : Other non-operating (income) loss	299	(432)	-169%	653	(1,298)	-150%
Less : Clift	(1,647)	(1,854)	-11%	(3,887)	(3,819)	2%
Add : Stock Based Compensation	2,134	—		5,294	—
Adjusted EBITDA	17,969	16,768	7%	58,860	56,961	3%
Adjusted EBITDA excl. hotels in renovation	17,200	14,758	17%	46,576	43,534	7%

Balance Sheet

	Sept. 30 2006	Dec 31 2005
Cash	29,975	21,835
Cash reserves	32,157	32,754
Property and equipment	489,273	426,927
Goodwill	73,698	73,698
Accounts receivable	12,779	10,567
Prepaid expenses and other assets	7,876	12,687
Investments in joint ventures	26,999	7,529
Escrows - Hard Rock purchase	61,500
Other assets	22,171	20,278
Total assets	756,428	606,275

Long-term debt	468,148	584,492
Capital lease obligations - Clift	78,340	75,140
Accounts payable and accrued expenses	38,026	32,309
Other liabilities	17,376	23,751
Deferred income taxes	8,124	—
Total liabilities	610,014	715,692
Minority interests	20,203	1,156
Stockholders’equity (deficit)	126,211	(110,573)
Total liabilities and equity (deficit)	756,428	606,275

Adjusted Debt

	Sept. 30 2006	Dec 31 2005
Total debt	546,488	659,632
Clift Capitalized Lease	(78,340)	(75,140)
Proportionate share of debt of unconsolidated joint ventures	108,243	101,002
Adjusted debt	576,391	685,494